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                                                                    Exhibit 99.1

                     TEKELEC COMPLETES ACQUISITION OF TAQUA

         CALABASAS, CA (APRIL 8, 2004)... TEKELEC (NASDAQ:TKLC) TODAY ANNOUNCED THAT IT HAS COMPLETED ITS ACQUISITION OF TAQUA.

Fred Lax, President and CEO of Tekelec, commented, "We have been very pleased by customer reaction to the Taqua announcement. The acquisition brings to Tekelec a market-leading Class 5 packet switching solution optimized for the small switch service provider market. In terms of the RBOC opportunity in the U.S, over 50% of their Class 5 switches support less than 5,000 customer lines. On a global basis, approximately 90% of wireline switching systems are Class 5 or end-office, and of these Class 5 switches, more than 70% serve less than 5,000 lines, so this is a significant global market opportunity.

         "The Taqua platform superbly complements our existing SanteraOne platform and allows us to offer our customers a next-generation switching portfolio that includes Class 4, Class 5, line access, wireless gateways and applications, and business voice solutions.

         "Lastly, we have made significant progress on transition and integration planning activities, which will allow us to complete the Taqua integration very quickly. This will allow us to begin working effectively as an integrated team to rapidly serve our customers' needs."

EMPLOYMENT INDUCEMENT STOCK OPTIONS

         In connection with the acquisition, nine Taqua officers and key employees were granted employment inducement stock options to purchase a total of 515,000 shares of

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Tekelec common stock, pursuant to NASDAQ Marketplace Rule 4350 (i) (1) (A) (iv).
Of this amount, options to purchase 100,000 shares were granted to Charles Vogt, President and CEO of Taqua. The number of shares involved in these grants amounts to less than 1% of the outstanding common shares of Tekelec. All option grants have an exercise price equal to Tekelec's closing price on April 8, 2004, and will vest over a four-year period.

ABOUT TEKELEC

         Tekelec is a leading developer of telecommunications signaling solutions, packet-telephony infrastructure, network monitoring technology, and value-added applications. Tekelec's innovative solutions are widely deployed in traditional and next-generation wireline and wireless networks and contact centers worldwide. Corporate headquarters are located in Calabasas, California, with research and development facilities and sales offices throughout the world. For more information, please visit www.tekelec.com.

FORWARD-LOOKING STATEMENTS

Certain statements made in this news release are forward looking, reflect Tekelec's current intent, belief or expectations and involve certain risks and uncertainties. There can be no assurance that Tekelec's actual future performance will meet Tekelec's expectations. As discussed in Tekelec's 2003 Annual Report on Form 10-K and other filings with the SEC, Tekelec's future operating results are difficult to predict and subject to significant fluctuations. Factors that may cause future results to differ materially from Tekelec's current expectations include, among others: overall telecommunications spending, changes in general economic conditions, the timing of significant orders and shipments, the lengthy sales cycle for Tekelec's products, the timing of the convergence of voice and data networks, the ability of carriers to utilize excess capacity of signaling infrastructure and related products in the network, the capital spending patterns of customers, the dependence on wireless customers for a significant percentage and growth of Tekelec's revenues, the success or failure of strategic alliances or

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acquisitions, the timely development and introduction of new products and services, product mix, the geographic mix of Tekelec's revenues and the associated impact on gross margins, market acceptance of new products and technologies, carrier deployment of intelligent network services, the ability of our customers to obtain financing, the level and timing of research and development expenditures, regulatory changes, and the expansion of Tekelec's marketing and support organizations, both domestically and internationally. Tekelec undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

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